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                                                                      EXHIBIT 21

                           SIGNIFICANT SUBSIDIARIES

Name of Significant Subsidiary                    Jurisdiction of Incorporation
------------------------------                    -----------------------------

1.  Cannon Film Distribution V.O.F.               Netherlands
2.  Cannon International B.V.                     Netherlands
3.  Filmways Pictures (England) Limited           United Kingdom
4.  Metro-Goldwyn-Mayer Home Entertainment Inc.   Delaware
5.  Metro-Goldwyn-Mayer Pictures Inc.             Delaware
6.  Metro-Goldwyn-Mayer Studios Inc.              Delaware
7.  MGM/UA Home Video (UK) Ltd.                   United Kingdom
8.  MGM International B.V.                        Netherlands
9.  MGM Nederland B.V.                            Netherlands
10. Orion Home Entertainment Corporation          Delaware
11. Orion Pictures Corporation                    Delaware
12. Orion Pictures Distribution Corporation       Delaware
13. Orion TV Productions, Inc.                    New York
14. Pathe Entertainment NV                        Curacao
15. Pathe Films, Inc.                             New York
16. Pathe Releasing, Corp.                        New York
17. Seventeen Leasing Corporation                 Delaware
18. United Artists Corporation                    Delaware
19. United Artists Pictures, Inc.                 Delaware